EXHIBIT 21


           SUBSIDIARIES OF MACDERMID, INCORPORATED

MacDermid's principal subsidiaries, primarily wholly-owned, are as follows:


                                                      State of
                                                    Incorporation


MacDermid Asia, Ltd.                                   Hong Kong
MacDermid Benelux BV                                   Holland
MacDermid Chemicals, Inc.                              Canada
MacDermid Equipment, Inc.                              Vermont
MacDermid Equipment GmbH                               Germany
MacDermid Espanola, S.A.                               Spain
MacDermid Europe, Incorporated                         Delaware
MacDermid France, S.A.                                 France
MacDermid G.B., Ltd.                                   United Kingdom
MacDermid GmbH                                         Germany
MacDermid Hong Kong, Ltd.                              Hong Kong
MacDermid Imaging Technology, Inc.                     Delaware
MacDermid Imaging Technology Belgium NV                Belgium
MacDermid Imaging Technology Europe BV                 Holland
MacDermid Italiana SRL                                 Italy
MacDermid Korea, Ltd.                                  Hong Kong
MacDermid New Zealand, Ltd.                            New Zealand
MacDermid Overseas, Asia, Incorporated                 Delaware
MacDermid S.A. (Pty.) Ltd.                             South Africa
MacDermid Singapore, Pte. Ltd.                         Singapore
MacDermid Suisse, S.A.                                 Switzerland
MacDermid Taiwan, Ltd.                                 Taiwan
Nippon MacDermid Co., Inc.                             Japan

In addition, the Corporation has several non operating subsidiaries which, in the aggregate, are not significant.